Exhibit 99.1

ACELYRIN, INC. Announces Closing of Upsized Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

LOS ANGELES, May 9, 2023 — ACELYRIN, INC. (Nasdaq: SLRN), a late-stage clinical biopharma company focused on accelerating the development and delivery of transformative medicines in immunology, today announced the closing of its previously announced upsized initial public offering of 34,500,000 shares of common stock, including the full exercise of the underwriters’ option to purchase up to 4,500,000 additional shares, at a price to the public of $18.00 per share. The aggregate gross proceeds to ACELYRIN from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by ACELYRIN, were $621.0 million. The shares began trading on the Nasdaq Global Select Market on May 5, 2023 under the symbol “SLRN.”

Morgan Stanley, Jefferies, TD Cowen and Piper Sandler acted as joint book-running managers for the offering.

Registration statements relating to these securities have been filed with the U.S. Securities and Exchange Commission (SEC) and became effective on May 4, 2023. A copy of the registration statements can be accessed through the SEC’s website at www.sec.gov. This offering was made only by means of a prospectus forming part of the registration statements relating to these securities. A copy of the final prospectus relating to this offering may be obtained from: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, by telephone at (877) 821-7388, or by e-mail at Prospectus_Department@Jefferies.com; Cowen and Company, LLC, 599 Lexington Avenue, New York, New York 10022, by telephone at (833) 297-2926, or by e-mail at Prospectus_ECM@cowen.com; or Piper Sandler & Co., 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, Attention: Prospectus Department, by telephone at (800) 747-3924, or by e-mail at prospectus@psc.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About ACELYRIN

ACELYRIN, INC. is a Los Angeles area-based late-stage clinical biopharma company – with additional operations in the San Francisco Bay area – focused on providing patients life-changing new treatment options by identifying, acquiring, and accelerating development and commercialization of promising product candidates.

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CONTACTS:

ACELYRIN, INC.

Tyler Marciniak

Investor Relations & Communications

investors@acelyrin.com

Office: +1 805 730 0540

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